Exhibit 20.1


                       ADVANCED MARKETING SERVICES, INC.
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                       ANNOUNCES STOCK REPURCHASE PROGRAM
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                     BOARD OF DIRECTORS APPROVE ADDITIONAL

                            350,000 SHARE REPURCHASE


SAN DIEGO, California, May 25, 2001 / PR Newswire / - Advanced Marketing Services, Inc. (NYSE: MKT, WWW.ADVMKT.COM), a leading global provider of customized services to book retailers and publishers, announced today that its Board of Directors has authorized the repurchase of up to an additional 350,000 shares of its common stock in open market transactions or otherwise from time to time, based on then-existing conditions.

The Company had previously announced a stock repurchase program pursuant to which up to an additional approximately 253,000 shares of its common stock may be repurchased on similar terms and conditions. AMS has repurchased 1,247,000 shares of common stock in the past under similar stock repurchase programs. This brings the total amount of authorized shares of common stock remaining for repurchase to 603,000 shares.

Michael M. Nicita, President and Chief Executive Officer, commented, "This repurchase program reflects our positive outlook for continued growth and our continued commitment to maximize stockholder value."

The repurchase program, which does not have a specified duration, will be financed from the Company's internal funds, just as it has in years past. Timing of the repurchases and the number of shares repurchased will depend on market conditions and various other factors. As of May 21, 2001, AMS had approximately
19.1 million shares of common stock outstanding.

Advanced Marketing Services, Inc., headquartered in San Diego, California, is a leading global provider of customized services to book retailers and publishers.

Our proprietary Vendor Managed Inventory (VMI) software continues to assist us in efficiently and effectively managing our global book distribution system. These value-added services provide AMS customers with book buying advice and expert supply chain management, including advertising and promotional support, to ensure the success of their book programs. With operations in the U.S., Canada, Mexico, Singapore, the United Kingdom and Australia, AMS provides global customized services to the world of book commerce.

Recent press releases on Advanced Marketing Services, Inc. are available on both the Company's Website, WWW.ADVMKT.COM, and on PR Newswire, WWW.PRNEWSWIRE.COM.

FORWARD-LOOKING STATEMENTS IN THIS NEWS RELEASE ARE MADE UNDER THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. CERTAIN
IMPORTANT FACTORS COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED BY THE FORWARD-LOOKING STATEMENTS, INCLUDING THE IMPACT OF CHANGED ECONOMIC OR BUSINESS CONDITIONS, THE IMPACT OF COMPETITION, THE SUCCESS OF EXISTING AND NEW BOOK RELEASES, CONTINUATION OF FAVORABLE TRENDS ASSOCIATED WITH THE COMPANY'S VMI SOFTWARE PROGRAM, THE MANAGEMENT OF OUR GROWTH, OTHER RISK FACTORS INHERENT IN THE PUBLISHING AND RETAILING INDUSTRIES, AND OTHER FACTORS DISCUSSED FROM TIME TO TIME IN REPORTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION.

FOR FURTHER INFORMATION:
INVESTOR RELATIONS:                                  MEDIA CONTACTS:
-------------------                                  --------------
Chuck Williams                                       Hilary Kaye Associates
Director of Investor Relations                       Joan Murray or Hilary Kaye
Advanced Marketing Services, Inc.                    (714) 426-0444
(858) 450-3545                                       JMURRAY@HKAMARCOM.COM
CHUCKW@ADVMKT.COM